EXHIBIT 23.3

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letters, dated September 20, 2006 and November 16, 2006, respectively, to the Board of Directors of Sun American Bancorp, a Delaware corporation (the “Company”), as Appendices to the proxy statement and prospectus relating to the proposed acquisition by Sun American Bank, a Florida commercial banking association and subsidiary of the Company, of substantially all of the assets, and assumption of substantially all the liabilities, of Beach Bank, a Florida chartered commercial bank, contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the “SEC”) (the “Registration Statement”), and to the reference to our firm and such opinions in such proxy statement and prospectus.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

KEEFE, BRUYETTE & WOODS, INC.

/s/ Keefe, Bruyette & Woods, Inc.

Date: December 4, 2006